Exhibit 99.1 – Pro Forma Financial Information

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma financial information has been prepared to give effect to the divestiture of Harvard Bioscience, Inc.’s Genomic Solutions Division and its Belgian subsidiary, Maia Scientific, both part of its Capital Equipment Business Segment, to Digilab, Inc. The unaudited pro forma balance sheet as of September 30, 2007 assumes the divestiture occurred on September 30, 2007. The adjustments to the unaudited pro forma balance sheet are subject to change pending a final analysis.

The unaudited pro forma financial information is based upon available information and upon certain estimates and assumptions that are believed to be reasonable. These estimates and assumptions are preliminary and have been made solely for the purposes of developing pro forma financial information. Unaudited pro forma financial information is presented for illustrative purposes only and do not purport to be indicative of the results of operations or financial position that would actually have been achieved had the transaction been completed for the period presented, or that may be obtained in the future. This unaudited pro forma financial information is based upon the historical consolidated financial statements of Harvard Bioscience, Inc. (the “Company”) and notes thereto. The pro forma financial information should be read in conjunction with the audited and unaudited historical financial statements of the Company and related notes thereto previously reported on Forms 10-K and Forms 10-Q.

The Company’s Genomic Solutions Division and its Belgian subsidiary, Maia Scientific, had been reported as discontinued operations in the consolidated financial statements of the Company previously filed for the year ended December 31, 2006 and the nine-month period ended September 30, 2007. Accordingly, the divestiture of these businesses would not have impacted the results from the Company’s continuing operations reported in the previously filed consolidated statements of operations for these periods, except to the extent the cash proceeds from the divestiture were applied to reduce the Company’s borrowings under its credit facility. Assuming that the divestiture had occurred as of the beginning of each period and the $1.0 million in cash proceeds received in the divestiture had been applied on such date to reduce the Company’s borrowings under its credit facility, the Company’s interest expense for the year ended December 31, 2006 and the nine months ended September 30, 2007 would have been reduced by $75,000 and $56,000, respectively. The foregoing narrative description is being provided in lieu of full pro forma consolidated statements of operations pursuant to Rule 11-02(b)(1) of Regulation S-X.

Harvard Bioscience, Inc. and Subsidiaries

Unaudited Pro Forma Balance Sheet

(in thousands)

	September 30, 2007	Pro Forma Adjustments		Pro Forma September 30, 2007
Assets
Current assets:
Cash and cash equivalents	$13,797	$2,060	(1)	$15,857
Accounts receivable, net of allowance for doubtful accounts of $333 and $364, respectively	12,955	—		12,955
Inventories	13,299	—		13,299
Deferred income tax assets - current	149	—		149
Other receivables and other assets	2,252	—		2,252
Assets of discontinued operations - held for sale	14,695	(11,830)	(2)	2,865

Total current assets	57,147	(9,770)		47,377
Property, plant and equipment, net	4,594	—		4,594
Deferred income tax assets - non-current	695	—		695
Amortizable intangible assets, net	9,401	—		9,401
Goodwill and other indefinite lived intangible assets	24,526	—		24,526
Other assets	107	—		107

Total assets	$96,470	$(9,770)		$86,700

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,312	$—		$3,312
Deferred revenue	367	—		367
Accrued income taxes payable	1,125	—		1,125
Accrued expenses	3,366	—		3,366
Other liabilities - current	634	—		634
Liabilities of discontinued operations	5,659	(4,310)	(3)	1,349

Total current liabilities	14,463	(4,310)		10,153
Long-term debt, less current installments	2,807	—		2,807
Deferred income tax liabilities - non-current	1,344	—		1,344
Other liabilities - non-current	2,386	—		2,386

Total liabilities	21,000	(4,310)		16,690

Commitments and contingencies

Stockholders’ equity:
Preferred stock, par value $0.01 per share, 5,000,000 shares authorized	—	—		—
Common stock, par value $0.01 per share, 80,000,000 shares authorized; 35,313,431 and 35,223,192 shares issued and 30,652,647 and 30,562,408 shares outstanding, respectively	353	—		353
Additional paid-in-capital	178,006	—		178,006
Accumulated deficit	(110,060)	(4,041)	(4)	(114,101)
Accumulated other comprehensive income	7,839	(1,419)	(5)	6,420
Treasury stock, 4,660,784 common shares, at cost	(668)	—		(668)

Total stockholders’ equity	75,470	(5,460)		70,010

Total liabilities and stockholders’ equity	$96,470	$(9,770)		$86,700

Harvard Bioscience, Inc and Subsidiaries

Notes to the Pro Forma Financial Statements

Note 1 – Basis of Presentation

On November 30, 2007, Harvard Bioscience, Inc. and certain of its subsidiaries entered into an Asset Purchase Agreement pursuant to which the Company sold its Genomic Solutions Division and its Belgian subsidiary, Maia Scientific, both part of its Capital Equipment Business Segment, to Digilab, Inc. (the “Buyer”). The purchase price paid by the Buyer under the terms of the Asset Purchase Agreement consists of $1,000,000 in cash plus additional consideration in the form of an earn-out based on 20% of the revenue generated by the acquired business as it is conducted by the Buyer over a three-year period post-transaction. Any earn-out amounts will be evidenced by interest-bearing promissory notes due on November 30, 2012 (subject to prepayment without penalty on or after April 1, 2011). The Buyer may elect to prepay the earn-out at certain fixed amounts, depending upon the timing of the prepayment. The COPAS flow cytometry product line (held by our Union Biometrica US and German subsidiaries), was not included in this sale, and still remains in discontinued operations as of September 30, 2007. Harvard Bioscience intends to pursue a sale of this product line in a separate transaction.

The unaudited pro forma balance sheet as of September 30, 2007 assumes the divestiture occurred on September 30, 2007.

The unaudited pro forma balance sheet includes the reported results for Harvard Bioscience, Inc. as reported in its Form 10-Q for the nine months ended September 30, 2007. The unaudited pro forma balance sheet presented also includes certain pro forma adjustments as discussed in Note 2 — Unaudited Pro Forma Adjustments. The unaudited pro forma balance sheet does not purport to be indicative of the financial position of the company that would actually have been achieved had the transaction been completed for the period presented, or that may be obtained in the future. The unaudited pro forma financial information should be read in conjunction with the audited and unaudited historical financial statements of the Company.

Note 2 — Unaudited Pro Forma Adjustments

Unaudited Pro Forma Combined Balance Sheet

(1) Represents approximately $1.0 million of cash proceeds received by the Company at the closing and approximately $1.0 million of cash balances that would have been retained by the Company.

(2) Represents assets, which were previously classified as assets held for sale – discontinued operations, of approximately $10.8 million which would have been transferred to Digilab, Inc. in the transaction and approximately $1.0 million of cash balances that would have been retained by the Company.

(3) Represents liabilities, which were previously classified as liabilities of discontinued operations of approximately $4.4 million which would have been transferred to Digilab, Inc. in the transaction and approximately $0.1 million of additional transaction costs to be paid by the Company.

(4) Represents an estimate of loss on sale related to this transaction of $4.0 million.

(5) Represents the impact of cumulative translation adjustments of $1.4 million.

4